SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[x]      Soliciting Material Pursuant to Section 240.14a-12

                            MAXWELL SHOE COMPANY INC.
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                (Name of Registrant as Specified In Its Charter)

                            JONES APPAREL GROUP, INC.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         (1) Title of each class of securities to which transaction applies:

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         (2) Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4) Proposed maximum aggregate value of transaction:

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         (5) Total fee paid:

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         Rule 0-11(a)(2) and identify the filing for which the offsetting fee
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


News Release


For Immediate Release

JONES APPAREL GROUP, INC. PROPOSES TO PURCHASE MAXWELL SHOE COMPANY INC. FOR $20 PER SHARE IN CASH

* Provides Attractive Premium to Maxwell Shoe Shareholders
* Strategically Complements Jones Apparel's Existing Footwear Business
* Consolidates the Highly-Recognizable AK Anne Klein Apparel and Footwear
  Brands

NEW YORK, NEW YORK -- February 25, 2004 -- Jones Apparel Group, Inc. (NYSE:
JNY) today announced that it has made an all-cash proposal to Maxwell Shoe Company Inc. (Nasdaq: MAXS) to purchase 100% of Maxwell's outstanding common stock for $20 per share, or an aggregate equity value of approximately $300 million.

Peter Boneparth, Chief Executive Officer, stated, "Maxwell's portfolio of footwear brands, which includes AK Anne Klein, targets price points from moderate through bridge categories, and provides a perfect complement to our existing footwear business. We also believe there are many strategic benefits to consolidating our AK Anne Klein apparel business with Maxwell's AK Anne Klein footwear business. In addition, this transaction would further broaden our footwear brand portfolio and leverage the infrastructure of our footwear business, creating compelling long-term strategic and financial benefits for our shareholders."

AK Anne Klein footwear is under license from Jones Apparel as a result of Jones's acquisition of Kasper A.S.L., Ltd. on December 1, 2003.

Mr. Boneparth continued, "The management team of Maxwell Shoe Company has done a wonderful job in building a business, with approximately $225 million in annual net revenues. Our decision to make this proposal represents the continuation of a cooperative dialogue that began during the last quarter of 2003. We believe this is a fair and well-priced proposal that represents an historic high for the stock and significant value for Maxwell Shoe shareholders. We look forward to working constructively with Maxwell's board and management to promptly conclude this transaction."

Wesley Card, Chief Operating and Financial Officer, commented, "This transaction meets all of our disciplined acquisition criteria, which include: highly-recognizable brands, diversified distribution channels, excellent management team, and strong financial metrics. We believe our proposal is fairly valued, especially considering Maxwell's large cash position. We anticipate this acquisition to be accretive to our financial results during its first full fiscal year as part of Jones Apparel. It is premature to comment on its impact to our 2004 results given the many uncertainties surrounding timing, non-cash purchase accounting charges and potential non-recurring items. Our strong financial position and liquidity allows us to make this proposal on an all-cash basis."

Attached is the full text of the letter delivered earlier today to Mark J. Cocozza, Chairman of the Board and Chief Executive Officer of Maxwell Shoe Company Inc.

The Company will host a conference call with management to discuss this strategic opportunity at 11:00 a.m. eastern time today, which is accessible by dialing 412-858-4600 or through a web cast at www.jny.com . A replay of the conference call is available through March 4 by dialing 877-344-7529 -- enter account 928 and conference 338880.

Jones Apparel Group, Inc. ( www.jny.com ), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include Jones New York, Polo Jeans Company licensed from Polo Ralph Lauren Corporation, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon and LeSuit. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. Celebrating more than 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties. Factors that could cause actual results to differ materially include (1) the businesses of Jones Apparel and Maxwell Shoe not being integrated successfully, (2) expected combination benefits from a Jones Apparel/Maxwell Shoe transaction not being realized, (3) the failure of the proposed transaction to occur, or the occurrence of the proposed transaction on terms different than those described, (4) the strength of the economy, (5) the overall level of consumer spending, (6) the performance of the Company's products within the prevailing retail environment, and (7) other factors which are set forth in the Company's 2002 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

                    [JONES APPAREL GROUP, INC. LETTERHEAD]


February 25, 2004

     Mr. Mark J. Cocozza
     Chairman of the Board, Chief Executive Officer
     Maxwell Shoe Company Inc.
     101 Sprague Street
     Boston, MA 02137-0037

     VIA FAX

Dear Mark:

As you know from our conversations since mid-November, Jones Apparel Group is very interested in pursuing a business combination with Maxwell. On February 18, 2004, we informed you of Jones's interest in acquiring all of the outstanding shares of Maxwell stock at a price of $20.00 per share in cash. This proposal has been approved by the Jones Board of Directors and is not subject to any financing condition. The purpose of this letter is to confirm our proposal in writing.

We believe that our proposal provides an outstanding opportunity for your stockholders to maximize the value of their investment in Maxwell. Our proposal represents a premium of approximately 19% over the closing price for Maxwell shares on February 19, 2004, the day after you were informed of our proposal, and an even greater premium on Maxwell's business when adjusted for your significant cash position. We believe that the proposed transaction can be consummated quickly and trust that you will allow your stockholders the opportunity to directly consider our proposal in a timely manner.

We believe that the proposed transaction would be beneficial not only to the Maxwell stockholders but also to other Maxwell constituencies. As you know, we have a high regard for you and your employees and we believe that you and they will be able to make significant contributions to our combined company. We also believe that the proposed transaction will greatly benefit the customers of both Maxwell and Jones.

Jones would very much like to move forward with you on a cooperative basis. To that end, we and our advisors are eager to meet with you and your advisors as soon as possible to expeditiously effectuate the proposed transaction. Working together, I do not anticipate any difficulties in finalizing the details, and I am confident we can conclude a definitive agreement very quickly.

Since February 19, your stock price has risen over nine percent on higher than average volume. While we are not aware of any leak of our discussions from either of our companies, given the recent trading trends in Maxwell stock we have determined that it is appropriate to publicly announce our proposal and the contents of this letter.

I believe our proposal represents an exciting opportunity for the stockholders, employees and customers of Maxwell and will contact you shortly to discuss next steps for proceeding with the proposed transaction.

Very truly yours,

/s/ Peter Boneparth
Chief Executive Officer

IMPORTANT INFORMATION

The information concerning Maxwell Shoe Company Inc., a Delaware corporation ("Maxwell Shoe"), contained herein has been taken from, or is based upon, publicly available information. Although Jones Apparel Group, Inc. ("Jones Apparel") does not have any information that would indicate that any information contained herein that has been taken from such documents is inaccurate or incomplete, Jones Apparel does not take any responsibility for the accuracy or completeness of such information.

Investors and security holders are urged to read the disclosure documents regarding the proposed Jones Apparel/Maxwell Shoe transaction referenced in the foregoing information (the "Proposed Transaction") when they become available, because they will contain important information. The disclosure documents will be filed with the Securities and Exchange Commission (the "Commission") by Jones Apparel. Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by Jones Apparel with the Commission at the Commission's website at www.sec.gov. The disclosure documents and these other documents may also be obtained for free from Jones Apparel by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention: Chief Operating and Financial Officer.

Detailed information regarding the names of the directors and certain officers of Jones Apparel and their interests in the proposed transaction is set forth below.

INFORMATION REGARDING PARTICIPANTS

Jones Apparel and certain other persons named below may be deemed to be participants in the solicitation of proxies in respect of the Proposed Transaction. The participants in the solicitation may include (i) the directors of Jones Apparel and (ii) the following officers of Jones
Apparel: Wesley R. Card (Chief Operating and Financial Officer), Rhonda J. Brown (President and Chief Executive Officer of Footwear, Accessories and Retail Group), Ira M. Dansky (Executive Vice President, Secretary and General Counsel), Anita Britt (Executive Vice President of Finance), Patrick M. Farrell (Senior Vice President and Corporate Controller) and Efthimios Sotos (Senior Vice President and Treasurer).

The interests of the foregoing individuals in the Proposed Transaction consist of (i) their beneficial ownership, if any, of shares of Maxwell Shoe's common stock, par value $0.01 per share, and (ii) their beneficial ownership of shares of Jones Apparel's common stock, par value $0.01 per share, and options to purchase shares of Jones Apparel common stock. Additional information with respect to these items is set forth below.


1. SECURITIES OF MAXWELL SHOE

As of the date of this filing, Jones Apparel is the beneficial owner of 100 shares of Maxwell Shoe common stock.

2. SECURITIES OF JONES APPAREL

                                                                  Jones
                                        Jones Apparel            Apparel
Name                                    Common Stock             Options
                                             (1)                   (2)

Sidney Kimmel                           1,027,529 (3)             959,999
Peter Boneparth                           250,028               2,117,465
Wesley R. Card                            161,768                 401,308
Patrick M. Farrell                          8,000                  62,500
Rhonda J. Brown                            40,000 `               230,000
Anita Britt                                14,050                  85,000
Ira M. Dansky                              30,200                 249,332
Geraldine Stutz                            35,400                  18,000
Howard Gittis                               4,000                  18,000
Anthony F. Scarpa                               0                   9,500
Mathew H. Kamens                                0                   9,000
Michael L. Tarnopol (4)                         0                   9,000
J. Robert Kerrey                                0                   6,000
Ann N. Reese                                3,000                   9,000
Efthimios Sotos                             5,000                  46,251


-------------------
(1) Includes shares for which the named person has either sole or shared voting and investment power. Includes shares of restricted stock. Figures as of February 23, 2004.
(2) Includes both vested and unvested options to purchase shares of Jones Apparel common stock. Figures as of February 23, 2004.
(3)  Represents shares held by RIP Investments, L.P.
(4) Mr. Tarnopol, a director of Jones Apparel, is a Senior Managing Director, Chairman of the Investment Banking Division and Vice Chairman of the Board of Directors of Bear, Stearns and Co. Inc. Mr. Tarnopol joined Bear Stearns in 1975 and held executive positions in its Mergers and Acquisitions and International departments prior to becoming Senior Managing Director in 1985. Bear, Stearns and Co. Inc. is serving as financial advisor to Jones Apparel in the Proposed Transaction.